EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

Per share earnings are computed and displayed on the Consolidated Statements of Income for the years ended December 31, 2004 and 2003 included in Item 7 of this Form 10-KSB.

Average shares used in the computation of per share earnings for the Consolidated Statements of Income presentations include the following shares issued for basic and diluted per share earnings:

	# shares
	Year Ended December 31,
Date and Description	2004	2003
Basic:

Outstanding at January 1	6,244,917	5,661,002

November 14, 2003 Conversion of note to 235,849 shares	—	31,016
December 5, 2003 Conversion of accrued interest on note to 21,735 shares	—	1,608
December 9, 2003 Conversion of note to 45,455 shares	—	2,864
December 19, 2003 Conversion of note to 45,455 shares	—	1,619
December 23, 2003 Conversion of note to 28,302 shares	—	698
December 23, 2003 Conversion of note to 22,727 shares	—	560
December 23, 2003 Conversion of note to 45,455 shares	—	1,121
December 23, 2003 Conversion of note to 45,455 shares	—	1,121
December 23, 2003 Conversion of note to 22,727 shares	—	560
December 29, 2003 Conversion of note to 70,755 shares	—	582

	6,244,917	5,702,751
Diluted:

Assumed exercise of 1,000,000 warrants issued to former holders of the Company’s Convertible Subordinated
Notes	334,683	91,614
Assumed exercise of 20,000 warrants issued in exchange for investor relations services	3,808	—
Assumed conversion of Convertible Subordinated Note	3,877	—

	6,587,285	5,794,365

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